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                                                                  EXHIBIT NO. 99

PROGRESSIVE
                                                                            NEWS
                                                                         RELEASE

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The Progressive Corporation                           COMPANY CONTACT:
6300 Wilson Mills Road                                 Thomas A. King
Mayfield Village, Ohio  44143                          (440) 395-2260
http://www.progressive.com
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                             FOR IMMEDIATE RELEASE


MAYFIELD VILLAGE, OHIO -- March 19, 2002 -- The Board of Directors of The Progressive Corporation today approved a 3 for 1 split of the Company's Common Shares, $1.00 par value, to be effected in the form of a stock dividend. In connection with the transaction, two additional Common Shares will be issued on April 22, 2002, for each Common Share held by shareholders of record as of the close of business on April 1, 2002. The purpose of the stock split is to increase the supply of the Company's Common Shares and to improve the liquidity of the stock.


     In addition, the Company announced that its 2001 Annual Report is expected to be made available this afternoon at www.progressive.com/annualreport. The Annual Report is also being furnished to the Securities and Exchange Commission today on a Current Report on Form 8-K. Shareholders will soon receive the printed Annual Report by mail.


     Progressive (NYSE:PGR), with headquarters in Mayfield Village, Ohio, is one of the nation's largest private passenger auto insurance companies. In business since 1937, the Company provides all drivers with competitive rates and 24-hour, in-person and online services. The Company sells its products over the phone at 1-800-PROGRESSIVE(SM), online at progressive.com and through more than 30,000 independent agencies throughout the U.S. More information about the Company can be found at www.progressive.com.